Exhibit 5.1

October 15, 2007

AFP Imaging Corporation
250 Clearbrook Road
Elmsford, New York 10523-1315

Re:    Registration on Form S-1 of 8,409,705 Shares of Common Stock of AFP Imaging Corporation

Ladies and Gentlemen:

We have acted as counsel to AFP Imaging Corporation, a New York corporation (the ‘‘Company’’) in connection with the preparation of the Company’s registration statement on Form S-1 (the ‘‘Registration Statement’’) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), filed by the Company with the Securities and Exchange Commission (the ‘‘Commission’’) on the date hereof. The Registration Statement relates to the public offering by the certain selling securityholders identified as such in the Registration Statement of an aggregate of 5,500,000 shares that are currently issued and outstanding (the ‘‘Common Shares’’), 800,000 shares issuable upon the exercise of warrants that are currently outstanding (the ‘‘Warrant Shares’’), and 2,109,705 shares issuable upon conversion of an outstanding convertible term note (the ‘‘Note Shares’’ and together with the Common Shares and the Warrant Shares, the ‘‘Shares’’), of the Company’s common stock, par value $0.01 per share.

We have reviewed the Registration Statement, including the prospectus contained therein (the ‘‘Prospectus’’), and the Articles of Incorporation and Bylaws of the Company, each as amended to date. In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed. As to the various questions of fact material to the opinion expressed below, we have relied upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of the accuracy.

With respect to any documents or other corporate records which we have examined, we have assumed the genuineness of all signatures on, and the authenticity of all documents submitted to us as originals and the conformity to the original documents submitted to us as certified or photostatic copies.

Based on our examination described above, subject to the assumptions and limitations stated herein, we are of the opinion that the Common Shares have been, and, when issued in the manner described in the Registration Statement, the Warrant Shares and the Note Shares shall be, duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth in this letter is based on and is limited to matters governed by the federal laws of the United States of America and the laws of the State of New York. We express no opinion on the laws of any other jurisdiction or on any matters governed by such other laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the reference to this firm under ‘‘Legal Matters’’ in the Registration Statement and Prospectus, and any amendments thereto, filed with the Commission. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the selling securityholders or the Shares.

Very truly yours,
/s/ Snow Becker Krauss P.C SNOW BECKER KRAUSS P.C.